Exhibit 4.29

Agreement

Party A: China Southern Airlines Company Limited (中国南方航空股份有限公司)

Domicile: Economic and Technological Development Zone, Guangzhou, Guangdong

Legal Representative: Si Xianmin

Party B: Xiamen Jianfa Group Co., Ltd. (厦门建发集团有限公司)

Domicile: Floor 43rd, Jianfa International Building, No. 1699, Huandao East Road, Siming District, Xiamen

Legal Representative: Wu Xiaomin

Party C: Fujian Investment & Development Group Co., Ltd. (福建省投资开发集团有限责任公司)

Domicile: Floor 14th, Tianao Building, No. 169, Hudong Road, Fuzhou

Legal Representative: Peng Jinguang

Whereas:

1. Party A, Party B and Jizhong Energy Resources Co., Ltd. (hereinafter referred to as “Jizhong Energy”) hold 51%, 34% and 15% equity interests in Xiamen Airlines Co., Ltd. (hereinafter referred to as “Xiamen Airlines”) respectively. Jizhong Energy intends to transfer its 15% equity interests in Xiamen Airlines (hereinafter referred to as the “Target Equity Interests”), and each of Party A, Party B and Party C has expressed their intention to acquire the Target Equity Interests.

2. According to the Asset Valuation Report (Da Zheng Hai Di Ren Ping Bao Zi [2015] No. 197A) issued by Golden Standard & Headmen Appraisal and Advisory Co., Ltd. regarding the above-mentioned 15% equity interests in Xiamen Airlines disclosed by Jizhong Energy, the value of the 15% equity interests in Xiamen Airlines is RMB 2.194 billion.

3. Upon consultation and due to reasons attributable to Jizhong Energy, the three parties hereto agree that such Target Equity Interests held by Jizhong Energy will be transferred to Party B, of which 4% and 11% equity interests will then be transferred to Party A and Party C respectively, thus Xiamen Airlines will be held as to 55%, 34% and 11% by Party A, Party B and Party C respectively.

4. Prior to this Agreement, Party B and Jizhong Energy have entered into the Equity Transfer Agreement (with conditions precedent), pursuant to which, Jizhong Energy shall transfer its 15% equity interests in Xiamen Airlines to Party B at the price of RMB2.2 billion, Party B has transferred an amount of RMB2.2 billion in cash to the escrow account in accordance with the agreement, and has paid RMB220 million to Jizhong Energy, representing 10% of the equity transfer consideration. However, the aforesaid Equity Transfer Agreement is conditional on the satisfaction of all the conditions precedent specified therein, including the waiver of right of first refusal by Party A.

Based on the above and in order for the parties hereto to acquire the Target Equity Interests, it is hereby agreed as follows with respect to the transfer of the Target Equity Interests:

1. After this Agreement is entered into and takes effect, Party A shall immediately send an official letter to Jizhong Energy and Party B, expressly stating its intention to waive its right of first refusal with respect to the transfer of the 15% equity interests in Xiamen Airlines by Jizhong Energy, and shall vote at the general meeting of Xiamen Airlines and sign on the relevant resolution approving Jizhong Energy’s transfer of the 15% equity interests to Party B.

2. Party B will accept the transfer of the Target Equity Interests held by Jizhong Energy. Party A and Party B shall enter into any agreement or contract required for the transfer of the 4% equity interests in Xiamen Airlines within 10 working days after the Equity Transfer Agreement between Party B and Jizhong Energy takes effect. After the Target Equity Interests is transferred and registered under Party B’s name and all the necessary approvals are obtained from the State-owned assets supervision and administration authority of Fujian province, Party B hereto shall cooperate with Party A to complete the registration of change in the 4% equity interests in Xiamen Airlines within 20 working days after the agreement or contract in respect of the transfer of the 4% equity interests in Xiamen Airlines takes effect, unless it is otherwise stipulated in the agreement or contract to be entered into by both parties in respect of the transfer of such 4% equity interests in Xiamen Airlines.

3. Party A and Party B hereto agree that the transfer price for such 4% equity interests in Xiamen Airlines shall be determined on a pro rata basis based on the transfer consideration specified in the aforesaid Equity Transfer Agreement (i.e. RMB2.2 billion for the 15% equity interests in Xiamen Airlines), thus the transfer price for the 4% equity interests shall be RMB586,666,667. The conditions precedent as stipulated in the aforesaid Equity Transfer Agreement include that the Asset Valuation Report regarding the 15% equity interests in Xiamen Airlines held by Jizhong Energy has been approved and filed with State-owned Assets Supervision and Administration Commission of Hebei Province and is accepted by State-owned Assets Supervision and Administration Commission of Fujian Province. Where the equity transfer price is subject to adjustment due to such approval or filing or acceptance requirements, Party A and Party B agree that the price for the transfer of the 4% equity interests in Xiamen Airlines by Party B to Party A shall be adjusted proportionately based on the approved final transaction price for such 15% equity interests in Xiamen Airlines.

4. The taxation arising from the above equity transfer shall be borne by Party A and Party B in accordance with the law respectively. Party A shall pay 50% of the equity transfer consideration for the 4% equity interests in Xiamen Airlines to Party B within 10 working days after the relevant equity transfer agreement entered into between Party A and Party B takes effect. Party A shall pay the remaining 50% of the equity transfer consideration to Party B within 10 working days after completion of the registration of change in such equity interests by Party A with the assistance of Party B, unless it is otherwise stipulated in the agreement or contract to be entered into by both parties in respect of the transfer of the 4% equity interests in Xiamen Airlines.

5. After the transfer of the 15% equity interests in Xiamen Airlines by Jizhong Energy to Party B, either party that fails to enter into the equity transfer agreement for the 4% equity interests in Xiamen Airlines pursuant to this Agreement shall assume the liability for breach of this Agreement according to law, and shall indemnify the non-defaulting parties for any loss suffered by them.

6. In the absence of any change in the attribution of profits and losses for the period as stipulated in Article 6 of the Equity Transfer Agreement between Party B and Jizhong Energy, and subject to the settlement of the equity transfer consideration by Party A in accordance with the provisions of this Agreement and the agreement or contract to be entered into in respect of the transfer of the 4% equity interests in Xiamen Airlines, Party A shall enjoy and assume the profits and losses arising from such 4% equity interests in Xiamen Airlines from 1 January 2015.

7. Party A acknowledges that it is the intention of Party B to transfer 11% equity interests in Xiamen Airlines to Party C hereto after the Equity Transfer Agreement between Party B and Jizhong Energy takes effect. Party A agrees to the transfer of the aforesaid 11% equity interests in Xiamen Airlines to Party C and waive its right of first refusal with respect to such equity interests, no matter in whatever ways or on whatever conditions will Party B transfer such equity interests to Party C. Moreover, Party A shall provide Party B with the official letters stating its waiver of the right of first refusal or required for the registration with the industrial and commerce administration authority after the transfer agreement or contract for the aforesaid 4% equity interests in Xiamen Airlines between Party A and Party B takes effect. If both parties fail to enter into a transfer agreement or contract in respect of the 4% equity interests in Xiamen Airlines in accordance with the provisions of this Agreement or such agreement or contract has not become effective due to reasons on the part of Party A, Party A shall still present the aforesaid official letter as requested by Party B.

8. Party A agrees that the right to appoint directors and supervisors (chairman of the supervisory committee) by Jizhong Energy according to the Articles of Association of Xiamen Airlines shall be vested in Party C (after it becomes the shareholder) or (before Party C becomes the shareholder) in Party B.

9. This Agreement is made in 3 counterparts, and will take effect upon execution by the three parties hereto with the official seal of each party affixed hereto. The parties hereto agree that this Agreement shall have full legal effect and force.

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Party A: China Southern Airlines Company Limited

Legal Representative (authorized signatory):

Party B: Xiamen Jianfa Group Co., Ltd.

Legal Representative (authorized signatory):

Party C: Fujian Investment & Development Group Co., Ltd.

Legal Representative (authorized signatory):